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Pricing Supplement Dated November 17, 1997                      Rule 424(b)(2)
(To Prospectus dated November 12, 1997 and         Registration Nos. 333-38003
Prospectus Supplement dated November 12, 1997)                and 333-38003-01

                              PP&L Capital Funding, Inc.
                        Medium-Term Notes, Series A - Fixed Rate
                            Unconditionally Guaranteed as to
                             Payment of Principal, Premium,
                                 if any, and Interest by
                                   PP&L Resources, Inc.
                                    CUSIP# - 69349PXXX
________________________________________________________________________________
Principal Amount:  $100,000,000.00              Interest Rate:  6.79%

Agent(s)' Discount or Commission: $600,000.00  	Stated Maturity Date:
                                                November 22, 2004

Net Proceeds to Issuer: $99,400,000.00          Original Issue Date:
                                                November 20, 1997
________________________________________________________________________________
Interest Payment Dates:       February 15 and August 15

First Interest Payment Date:  February 15, 1998

Redemption:

_X_   The Notes may not be redeemed prior to the Stated Maturity Date.
___   The Notes may be redeemed prior to the Stated Maturity Date.
      Initial Redemption Date:
      Initial Redemption Price:
      Annual Redemption Percentage Reduction:      % until Redemption Percentage
      is 100% of the principal amount.

Repayment at the Option of the Holder:

_X_ The Notes may not be repaid at the option of the holder prior to the Stated Maturity Date.
___ The Notes may be repaid to the Stated Maturity Date at the option of the holder of the Notes.
      Option Repayment Date(s):
      Repayment Price:                   %

Form:  _X_  Book-Entry   ___  Certified

Agent: _X_  Merrill Lynch & Co.                  $41,500,000.00
       ___  First Chicago Capital Markets, Inc.
       _X_  Goldman, Sachs & Co.                 $32,000,000.00
       _X_  Morgan Stanley Dean Witter           $26,500,000.00
       ___  Other

Agent acting in the capacity as indicated below:

       ___  Agent      _X_  Principal

If as principal:

___ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
_X_ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

      The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

Other Provisions: